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                                                                     EXHIBIT 5.1

              LAW OFFICES                                PHILADELPHIA, PA
BALLARD SPAHR ANDREWS & INGERSOLL, LLP                    BALTIMORE, MD
      1225 17H STREET, SUITE 2300                           CAMDEN, NJ
      DENVER, COLORADO 80202-5596                       SALT LAKE CITY, UT
             303-292-2400                                  VOORHEES, NJ
           FAX: 303-296-3956                              WASHINGTON, DC
       LAWYERS@BALLARDSPAHR.COM

                                  July 10, 2003

Sardy House, LLC
128 East Main Street
Aspen, Colorado 81611

         Re: Registration Statement for Limited Liability Company Membership Interests

Ladies and Gentlemen:

         We have acted as counsel to Sardy House, LLC, a Colorado limited liability company (the "Company"), in connection with the filing of a Registration Statement (the "Registration Statement") by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 25 units of the Company's limited liability company membership interests (the "Membership Interests"), all of which have been issued to and may be resold by the current sole holder of the Membership Interests as described in the Registration Statement.

         In that connection, we have examined, and relied upon the accuracy of factual matters contained therein, originals and copies, certified or otherwise identified to our satisfaction, of the Operating Agreement of the Company effective as of March 21, 2003, as amended (the "Operating Agreement"), and such other agreements, documents, corporate records and instruments as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

         Based upon the foregoing, we are of the opinion that:

                  1. The Membership Interests have been legally issued and are fully paid.

                  2. The Membership Interests are assessable pursuant to the provisions of the Operating Agreement whereby members of the Company shall make required additional capital contributions to the Company and contributions to the Company for assessments for operating purposes as provided in the Operating Agreement.

         This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law,

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Sardy House, LLC
July 10, 2003
Page 2

changes in facts or any other matters that might occur or be brought to our attention after the date hereof.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein. It is understood that this opinion may be used in connection with offers and sales of the Membership Interests made during the time when the Registration Statement is in effect.

                                                     Very truly yours,

                           /S/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP
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